EXHIBIT 4.1

CAPITAL PLAN

OF THE

FEDERAL HOME LOAN BANK OF CHICAGO

SEPTEMBER 20, 2011

T-1

T-2

CAPITAL PLAN
OF THE
FEDERAL HOME LOAN BANK OF CHICAGO

I. INTRODUCTION

This Capital Plan of the Federal Home Loan Bank of Chicago is being implemented to comply with the requirements of the Bank Act and the Capital Rule (as those terms are defined below).

II. DEFINITIONS

The following terms, when used in this Plan, shall have their respective meanings as set forth below:

“Activity Stock Requirement” has the meaning given to such term in Section 4.02(c) of this Plan.

“Advance” has the meaning given to that term in Section 900.2 of the Regulations and shall include obligations of insurance company Members to the Bank under funding agreements or any similar or equivalent arrangement and shall also include loans from the Bank to Former Members that remain outstanding.

“Applicable Law” means, collectively, the Bank Act, the Regulations, the Federal Housing Enterprises Financial Safety and Soundness Act of 1992, 12 U.S.C. Sec. 4501 et seq., and all orders including, without limitation the C&D Order, written agreements, advisory bulletins, and regulatory interpretations of the Finance Agency as may be applicable to the Bank from time to time.

“Bank” means the Federal Home Loan Bank of Chicago.

“Bank Act” means the Federal Home Loan Bank Act, as amended from time to time, 12 U.S.C. Sec. 1421 et seq.

“Board of Directors” means the board of directors of the Bank.

“C&D Order” means the Consent Order to Cease and Desist issued by the Finance Agency on October 10, 2007 with respect to the Bank, as amended from time to time including, without limitation, the Amendment to Consent Order to Cease and Desist issued by the Finance Agency on July 23, 2008.

“Capital Rule” means Parts 930 through 933 of the Regulations, as amended from time to time.

“Capital Stock Floor” means the number of shares of the Bank's capital stock outstanding and issued to a Member as of the close of business on July 23, 2008 plus any adjustment thereto as part of the Bank's annual capital stock recalculation so that the Capital Stock Floor is at no time less than the Member's Membership Stock Requirement (including the membership stock requirement in effect prior to the Effective Date). The Capital Stock Floor for any Member that became a Member of the Bank after July 23, 2008 shall be equal to such Member's Membership Stock Requirement in effect from time to time.

“Class B Stock” means capital stock issued by the Bank, including subclasses, if any, that has the characteristics specified in Section 3.01 of this Plan.

“Class B-1 Stock” means the subclass of Class B Stock that has the characteristics specified in Section 3.02 of this Plan.

“Class B-2 Stock” means the subclass of Class B Stock that has the characteristics specified in Section 3.03 of this Plan.

“DID Account” means, with respect to a Member, such Member's Daily Investment Deposit Account with the Bank or any similar successor transactions account.

“Effective Date” has the meaning given to such term in Section 9.01(a) of this Plan.

"Excess Stock", or “Excess” when used as a modifier of any reference to the capital stock of the Bank, means "excess stock" as defined in Section 900.2 of the Regulations.

“Finance Agency” means the Federal Housing Finance Agency and shall include the Finance Agency's predecessor, the Federal Housing Finance Board.

“Former Member” means an institution, other than a Member, that owns Stock, and includes without limitation, (i) a former Member that has withdrawn voluntarily from Membership, (ii) a former Member whose Membership has been terminated as a result of a merger or consolidation into a nonmember, (iii) a former Member whose Membership has been terminated as a result of the relocation of its principal place of business, (iv) a former Member whose Membership has been terminated involuntarily, (v) a former Member that has become subject to the appointment of a conservator, receiver, or other legal custodian under federal or state law, (vi) any other successor in interest to a Member or Former Member, and (vii) a newly chartered nonmember institution under the control of a conservator, or deposit insurance agency, that has acquired some or all of the assets and liabilities of a Member or Former Member.

“GAAP” means accounting principles generally accepted in the United States.

“Member” means an institution that has been approved for Membership in the Bank and that has fulfilled its stock purchase requirements for Membership.

“Membership” means all of the rights, privileges, and obligations associated with being a Member of the Bank.

“Membership Stock Requirement” has the meaning given to such term in Section 4.02(b) of this Plan.

“Minimum Investment Requirement” means, for any Member on a date of determination, such Member's Membership Stock Requirement or its Activity Stock Requirement on such date, whichever is greater.

“Minimum Regulatory Capital Requirements” means the minimum regulatory capital requirements applicable to the Bank from time to time pursuant to Applicable Law .

“Mortgage Assets” means, with respect to a Member, the sum of the aggregate unpaid principal balance of the following types of the Member's home mortgage loan assets:
(1) Loans, whether or not fully amortizing, or interests in such loans, which are each secured by a mortgage, deed of trust, or other security agreement that creates a first, second, or other junior lien on one of the following interests in property:
(i) one-to-four family property or multifamily property, in fee simple; or
(ii) a leasehold on one-to-four family property or multifamily property under a lease of not less than 99 years that is renewable, or under a lease having a period of not less than 50 years to run from the date the mortgage was executed; and
(2) Mortgage pass-through securities that represent an undivided ownership interest in:
(i) long-term loans, provided that, at the time of issuance of the security, all of the loans meet the requirements of paragraph (1) of this definition; or
(ii) a security that represents an undivided ownership interest in long-term loans, provided that, at the time of issuance of the security, all of the loans meet the requirements of paragraph (1) of this definition.

“Old Stock” means those shares of capital stock of the Bank outstanding prior to the Effective Date that are not 2008 Activity Shares.

“Opt-out Date” has the meaning given to such term in Section 9.01(b)(i).

“Outstanding Stock” means all Stock, both required Stock and Excess Stock, owned by a Member on or after the Effective Date.

“Plan” means this Capital Plan of the Federal Home Loan Bank of Chicago, as amended, modified, or supplemented from time to time.

“Pre-Conversion Stock” means all Old Stock and 2008 Activity Shares owned by a Member or a Former Member.

“Redemption” means the acquisition by the Bank of Outstanding Stock from a Member or Former Member at par value pursuant to Section 931.7(a) of the Regulations.

“Regulations” means the regulations promulgated by the Finance Agency, 12 C.F.R. Chapters IX and XII, as amended from time to time. Any reference in this Plan to a section, part, or chapter of the Regulations shall mean such section, part, or chapter of Title 12 of the Code of Federal Regulations as in effect from time to time.

“Repurchase” means the acquisition by the Bank of outstanding Excess Stock from a Member or Former Member at par value pursuant to Section 931.7(b) of the Regulations without regard to the expiration of any Redemption period.

“Stock” means, collectively, Class B-1 Stock and Class B-2 Stock.

“Subordinated Debt” means such portion of the aggregate principal amount of the outstanding subordinated notes issued by the Bank on June 13, 2006 as the Bank is permitted to include in determining the Bank's compliance with its applicable capital requirements, as specified under the terms of the Resolution and Order No. 2006-06 issued by the Finance Agency on April 18, 2006.

“Total Assets” has the meaning given to such term in Section 930.1 of the Regulations.

“2008 Activity Shares” means, with respect to a Member, those shares of capital stock of the Bank outstanding prior to the Effective Date that (i) were issued to such Member after July 23, 2008 to support Advances pursuant to the Amendment to the Consent Order to Cease and Desist dated July 23, 2008 and (ii) exceed a Member's Capital Stock Floor.

III. NEW CAPITAL STOCK

The Bank is hereby authorized to issue two subclasses of stock, Class B-1 Stock and Class B-2 Stock on the Effective Date. The Board of Directors may, at its discretion and with the prior approval of the Finance Agency, by an amendment to this Plan, authorize the issuance of another class of stock or other subclasses of Class B Stock, but the authorization granted hereby does not require the Bank to issue any other class or subclass of Stock.

3.01    Class B Stock - All Subclasses

(a) General. All subclasses of Class B Stock shall have a par value of $100.00 per share.

(b) Issuance, Etc. at Par. Class B Stock shall be issued, transferred, redeemed, and repurchased only at its stated par value.

(c) Dividends on Class B Stock.

(i) Dividends on Class B Stock may be paid only when and as declared by the Bank's Board of Directors.

(ii) Dividends on Class B Stock shall be non-cumulative. Payment of dividends on Class B Stock shall always be conditioned on and subject to approval and declaration by the Bank's Board of Directors. Dividends on Class B Stock may be payable in cash, as a stock dividend of Class B-2 Stock, or any combination thereof, as the Board of Directors shall determine from time to time in accordance with this Plan. Any declared dividends on Class B Stock that the Board of Directors approves for payment shall be paid as provided for in such declaration and approval. Any dividend on a subclass of Stock shall be paid equally on all shares of such subclass. To the extent that the Board of Directors declares a dividend on Class B-2 Stock, the dividend rate declared on Class B-1 Stock shall be equal to or greater than the dividend rate declared on Class B-2 Stock. Dividends shall be paid to a Member and Former Member based on the weighted average number of shares owned during the calculation period, taking into consideration both the number of shares owned during the quarter and the length of time such shares were owned during such period for which the dividend has been declared.

(iii) No dividend shall be declared or paid except out of previously retained earnings or current net earnings, as determined in accordance with GAAP, and in accordance with Applicable Law. For purposes of this Section 3.01(c)(iii), net earnings shall equal net income under GAAP.

(d) Redemption. Each subclass of Class B Stock shall be redeemable in cash following receipt of five (5) years' prior written notice to the Bank from the Member wishing to redeem such Stock; provided, however, that any such Redemption is subject to the limitations on Redemption set forth in Sections 4.07(c), (d), and (e) of this Plan and under Applicable Law.

(e) Ownership of Retained Earnings. The retained earnings, paid-in surplus, undivided profits, and equity reserves, if any, of the Bank are owned by the holders of Class B Stock (including all subclasses of Class B Stock). No Member or Former Member shall have a right to receive any portion of such items except by means of a dividend or capital distribution authorized by the Board of Directors or upon liquidation of the Bank, subject to the provisions of Sections 4.04 and 4.05 of this Plan.

(f) Voting Rights. The voting rights of all subclasses of Class B Stock shall be governed by Article VIII of this Plan.

3.02    Class B-1 Stock. In addition to the characteristics applicable to all subclasses of Class B Stock, Class B-1 Stock shall have the following characteristics:

(a) Dividends on Class B-1 Stock. Class B-1 Stock will have a target dividend rate equal to the three-month LIBOR plus a designated spread, provided, that the Board of Directors may declare a dividend on Class B-1 Stock that is less than or greater than such target. Class B-1 Stock may carry a dividend rate preference over Class B-2 Stock, such that in any calendar quarter, to the extent that a dividend on Class B Stock is declared by the Board of Directors, the dividend rate on Class B-1 Stock will equal or exceed the dividend rate that is declared on Class B-2 Stock.

(b) Repurchase of Excess Stock. Excess Class B-1 Stock owned by a Member may be repurchased by the Bank in its discretion pursuant to Section 4.07(b) of this Plan. To the extent that the Bank elects to repurchase any Excess Stock of a Member, Class B-1 Stock will have repurchase priority over Class B-2 Stock of such Member, as more fully described in Section 4.07(b).

(c) Purchase Eligibility. Class B-1 Stock may be purchased by Members only to satisfy an Activity Stock Requirement and shall be continuously available for that purpose. Notwithstanding the foregoing, the Board of Directors may suspend or eliminate the issuance of Class B-1 Stock in its discretion upon written notice to Members. In such case, Members may satisfy any Activity Stock Requirements only through the purchase of Class B-2 Stock.

3.03    Class B-2 Stock. In addition to the characteristics applicable to all subclasses of Class B Stock, Class B-2 Stock shall have the following characteristics:

(a) Dividends on Class B-2 Stock. In any calendar quarter, to the extent that a dividend on Class B Stock is declared by the Board of Directors, the dividend rate on Class B-2 Stock will not exceed that on Class B-1 Stock.

(b) Repurchase of Excess Stock. Excess Class B-2 Stock owned by a Member or Former Member may be repurchased by the Bank in its discretion pursuant to Section 4.07(b) of this Plan. To the extent that the Bank elects to repurchase any Excess Stock of a Member or Former Member, the Repurchase of Excess Class B-2 Stock of such Member or Former Member will not be made until all shares of its Excess Class B-1 Stock have been repurchased, as more fully described in Section 4.07(b).

(c) Purchase Eligibility. Class B-2 Stock may be purchased by Members for any purpose as permitted under this Plan and shall be continuously available for those purposes.

IV. CAPITAL STOCK ISSUANCE AND PURCHASE REQUIREMENTS

4.01    Issuance of New Classes of Stock. The following actions, which are governed by this Section 4.01(a) and by Article IX, which constitute the Bank's Plan of Reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, are to be taken to implement this Plan.

(a) Exchange of Shares. On the Effective Date, each share of Old Stock outstanding on such date shall be exchanged on a one-for-one basis for shares of Class B-2 Stock. In addition, each outstanding share of 2008 Activity Shares shall be exchanged on a one-for-one basis for shares of Class B-1 Stock. Immediately following the exchange, all shares of Pre-Conversion Stock will be retired.

(b) Issuance of Class B-1 Stock. Commencing on the Effective Date immediately following the conversion of shares to Class B-1 and B-2 Stock as set forth in Section 4.01(a), shares of Class B-1 Stock shall be available for purchase by any Member only for the purpose of fulfilling such Member's Activity Stock Requirement.

4.02    Required Minimum Investment by Members in Stock. The Board of Directors will review this Plan on not less than an annual basis to determine if any component of the Minimum Investment Requirement should be modified. The Board of Directors will monitor and, as necessary, adjust any of the components of the Minimum Investment Requirement to assure continued compliance by the Bank with its Minimum Regulatory Capital Requirements.

(a) Minimum Investment Requirement. A Member's required Minimum Investment Requirement at any time shall be equal to the greater of (i) such Member's Membership Stock Requirement or (ii) such Member's Activity Stock Requirement. Each Member shall maintain its Minimum Investment Requirement at all times as a condition of Membership and for transacting business with the Bank and obtaining Advances and other products and services from the Bank. Institutions approved for membership in the Bank shall purchase sufficient Stock to comply with such institution's Minimum Investment Requirement. The purchase price of all such shares will be debited from such Member's
DID Account at the Bank. If the DID Account does not contain sufficient funds to cover such purchase, the Bank may, at its discretion, make an Advance to the Member to cover such purchase.

(b) Membership Stock Requirement. The “Membership Stock Requirement” of a Member is defined as a minimum investment in the Stock of the Bank in an amount equal to the greatest of:

(i) one percent (1%) of such Member's Mortgage Assets set forth in such Member's most recently available regulatory financial report. The Board of Directors may adjust such percentage periodically, but it shall not be set at less than one-half of one percent (0.5%) nor at more than two percent (2%); or

(ii) $10,000. The Board of Directors may adjust such amount periodically, but it shall not be set at less than $500 nor at more than $20,000.

Each Member must satisfy its Membership Stock Requirement by holding the requisite number of shares of Class B-2 Stock. For example, if a Member's Activity Stock Requirement is greater than its Membership Stock Requirement, the Member must still hold Class B-2 Stock shares sufficient to meet the Membership Stock Requirement. The

Bank will convert a sufficient number of the Member's Class B-1 Stock shares into Class B-2 Stock shares in order to fulfill its requirement to hold Class B-2 Stock pursuant to this paragraph. In no event in any calendar year will any Member be required to hold Stock in satisfaction of the Membership Stock Requirement in an amount exceeding nine and nine-tenths percent (9.9%) of the Bank's aggregate Stock outstanding as calculated as of the December 31 immediately preceding such year.

(c) Activity Stock Requirement. The “Activity Stock Requirement” for a Member is defined as a continuous minimum investment in the Stock of the Bank in an aggregate amount equal to five percent (5%) multiplied by the then-outstanding principal balance of such Member's Advances. The Board of Directors may adjust such percentage periodically, but it may not be set at less than four percent (4%) nor at more than six percent (6%).

Each Member must satisfy its Activity Stock Requirement, if applicable, by holding a sufficient number of shares of Class B-1 and Class B-2 Stock. Except as provided in Section 3.02(c), additional Activity Stock Requirements arising after the Effective Date may be fulfilled by purchasing Class B-1 Stock.

(d) Changes to Activity Stock Requirement. From time to time, the Board of Directors may authorize an amendment to this Plan to revise the products of the Bank to which the Activity Stock Requirement applies. Any such amendment to this Plan must be approved by the Finance Agency prior to implementation. Any change in the Activity Stock Requirement shall be effective as provided in the notice referred to in Section 4.02(e), as the Board of Directors shall determine in its discretion.

(e) Changes to Plan Requirements.

(i) The Bank shall attempt to provide at least 30 days' prior written or electronic notice to its Members prior to implementing any change in or adjustment to the Membership Stock Requirement or the Activity Stock Requirement, provided that the Bank shall have the discretion to provide less than thirty (30) days' prior notice of any such changes or adjustments as determined by the Board in its discretion. Such notice, in addition to specifying the new requirement, will specify whether such change is to be applied retroactively and/or prospectively and under what conditions.

(ii) Each Member shall be required to comply with any changes made to the Plan, including amendments in Members' Membership Stock Requirements and Activity Stock Requirements not later than the end of the notice period specified for such change. It is possible that a change may take effect immediately. In order to implement any required sales of additional Stock, the Bank is authorized to issue Stock in the name of a Member. Any required increased purchase requirement necessary to meet such Member's adjusted Membership Stock Requirement shall be fulfilled by the purchase on behalf of such Member of a sufficient number of shares of Class B-2 Stock. Any increased requirements in such Member's Activity

Stock Requirement shall be fulfilled by the purchase of a sufficient number of shares of Class B-1 Stock, except as provided in Section 3.02(c). The purchase price of such shares will be debited from such Member's DID Account with the Bank. If the DID Account does not contain sufficient funds to cover such purchase, the Bank may, at its discretion, make an Advance to the Member to cover such purchase. Refusal by a Member to comply with any changes made to the Plan will subject the Member to involuntary termination pursuant to Section 7.02.

(f) Calculation of Membership Stock Requirement; Compliance with Minimum Investment Requirement. The Bank will calculate the Membership Stock Requirement for each Member on an annual basis as of the prior December 31. Each Member's Activity Stock Requirement will apply on a continuing basis.

(i) If a Member's Minimum Investment Requirement will increase as a result of the Bank's recalculation of a Member's Membership Stock Requirement using the Member's regulatory financial report as of the preceding December 31, then the Bank will notify the Member of the amount of the increase and such Member will be required to make the required purchase of Class B-2 Stock no later than thirty (30) days following such Member's receipt of such notice from the Bank of such purchase requirement; provided, however, that if on the date that the Member is required to purchase additional Class B-2 Stock, the Member has outstanding Class B-1 Stock, then shares of Class B-1 Stock shall be converted by the Bank into Class B-2 Stock to the extent necessary to satisfy such Member's Membership Stock Requirement. If the Member does not own sufficient shares of Class B-1 Stock, then the Member will be required to purchase the balance of the required Class B-2 Stock shares.

(ii) If a Member's Minimum Investment Requirement will increase as a result of the Member's request for a new Advance or other credit product that may be subject to the Activity Stock Requirement, then such Member will be required to make such purchases of Stock as are required no later than the date on which such Advance or other product is to be provided by the Bank or on which such other activity is to be engaged in with the Bank.

4.03    Ownership of Bank Stock.

Except for any Former Member subject to a Minimum Investment Requirement, the Bank shall issue Stock, and Stock may be transferred to, or held by, only its Members and institutions approved for membership in the Bank, only in accordance with this Plan and as otherwise permitted by Applicable Law. Stock only may be traded or transferred as set forth in Section 4.06. Stock of the Bank shall be issued in book-entry form only and the Bank shall act as the transfer agent for all transactions in its Stock.

4.04    Declaration and Payment of Dividends.

(a) General. The Board of Directors of the Bank shall declare and the Bank shall pay dividends on its Stock only as provided in this Plan, in accordance with its then-applicable Retained Earnings and Dividend Policy, and as permitted by Applicable Law. If the Board of Directors declares a dividend with respect to a class of Stock, such declaration shall apply to all subclasses of such class, although the amount of such dividend with respect to each subclass of Stock shall be determined in accordance with this Plan and the Bank's Retained Earnings and Dividend Policy.

(b) Entitlement to Dividends. Each Member, including a Member that has notified the Bank of its intent to withdraw from Membership, and Former Members, shall be entitled to receive any dividends declared by the Bank on shares of the Bank's Stock that were owned by such Member or Former Member during the quarter covered by the declaration; provided, however, that the calculation of dividend payments shall be made on a proportionate basis for each Member and Former Member, taking into consideration both the number of shares owned during the quarter and the length of time such shares were owned during the quarter.

(c) Limitation on Dividends. On or after the Effective Date, the Board of Directors shall not declare, nor shall the Bank pay, any dividend on its Stock at any time (i) that the Bank is not in compliance with any of its Minimum Regulatory Capital Requirements, (ii) if after doing so the Bank would fail to meet any of its Minimum Regulatory Capital Requirements, or (iii) that such declaration or payment is prohibited by Applicable Law.

4.05    Liquidation of the Bank; Merger or Consolidation of the Bank.

(a) Redemption of Stock Upon Liquidation. In the event of the liquidation of the Bank, all outstanding liabilities of the Bank to its creditors shall be paid in full prior to the payment of any amounts with respect to Stock. After payment in full of all such liabilities, all Class B-1 Stock and Class B-2 Stock shall be redeemed at par value, subject to the next succeeding sentences. If sufficient funds are not available to accomplish the Redemption in full of Class B Stock, then such Redemption shall occur on a pro rata basis among all holders of both subclasses of Class B Stock. Upon the liquidation of the Bank, and following the payment of all outstanding liabilities of the Bank to its creditors, and the Redemption in full of all Stock, any remaining assets shall be distributed on a pro rata basis among all holders of both subclasses of Class B Stock immediately prior to such liquidation.

(b) Merger or Consolidation of the Bank. In the event the Bank is merged or consolidated into another Federal Home Loan Bank, the holders of the outstanding Class B Stock of the Bank will be subject to the terms and conditions set forth in any applicable plan of merger and/or terms established or approved by the Finance Agency. In the event another Federal Home Loan Bank is merged or consolidated into the Bank, the holders of the outstanding capital stock of the other Federal Home Loan Bank will be subject to the terms and conditions set forth in any applicable plan of merger and/or terms established or approved by the Finance Agency. Voting rights of Members and Former Members in connection with any merger or consolidation decisions will be governed by the Applicable Law in existence at the time of such merger or consolidation.

(c) Limitations Imposed by Applicable Law. The provisions of Section 4.05(a) or 4.05(b) shall not be construed to limit the authority granted to the Finance Agency to prescribe rules, regulations, or orders governing the liquidation, reorganization, or merger of a Federal Home Loan Bank.

4.06    Trading In and Transfer of Stock.

(a) Trading in Bank Stock. The Bank's Stock only may be traded between the Bank and its Members.

(b) Transfer of Stock. The following provisions regarding the transfer of Excess Stock will become effective only after the Bank is no longer subject to the C&D Order. A Member or Former Member of the Bank may transfer any Excess Stock to another Member of the Bank or to an institution approved for Membership in the Bank and that has satisfied all conditions for becoming a Member, other than its Stock purchase requirements; provided that (i) Class B-1 Stock may only be transferred to another Member seeking to satisfy an Activity Stock Requirement or (ii) if a Member or Former Member wishes to transfer Class B-1 Stock to another Member which needs the Stock to fulfill a Membership Stock Requirement, then the transferred Class B-1 Stock must be converted into Class B-2 Stock immediately upon transfer. Any such transfer (i) shall require the prior consent of the Bank, (ii) shall be at stated par value for such Stock, (iii) shall be effective upon being recorded in the appropriate books and records of the Bank, and (iv) shall not be subject to an administrative fee unless otherwise determined by the Board of Directors; provided that if the Board of Directors imposes an administrative fee in the future, such a fee shall apply to all future transfers of Stock pursuant to this Section. Shares of Stock that are subject to a redemption notice pursuant to Section 4.07(a) may be transferred in accordance with the provisions of this Section, but the redemption notice covering such shares of Stock shall be deemed to have been cancelled with respect to such shares and the cancellation fee referred to in Section 4.07(a) shall be paid by the transferring Member. Shares of Stock covered by the same Redemption notice that are not transferred pursuant to this Section shall remain subject to the provisions of Section 4.07. Transfers of Stock occurring pursuant to Section 7.03 and Section 7.04 shall be deemed to be approved by the Bank as of the cancellation of the disappearing Member's charter for purposes of this Section 4.06.

4.07    Redemption and Repurchase of Stock.

(a) Redemption. The Bank shall not be obligated to redeem a Member's Stock other than in accordance with this Plan. A Member of the Bank may request that the Bank redeem shares of the Stock of the Bank by providing five years' prior written notice. The notice shall indicate the subclass and number of shares of Stock to be redeemed and may specify the specific shares of Stock to be redeemed by date of acquisition and amount. If the notice fails to identify with particularity the shares of Stock to be redeemed, the Member will be deemed to have requested Redemption of those shares of Stock of the specified subclass that are the most-recently-acquired shares of the specified subclass that are not already subject to a pending Redemption request. The Member may not have more than one Redemption notice outstanding with respect to the same shares of Stock. Any such notice may be cancelled in a written notice to the Bank from the Member at any time; provided, however, that any cancellation shall be subject to the payment by the Member of a cancellation fee equal to the applicable amount set forth in the following table with respect to a notice of cancellation received by the Bank during the period commencing on the date of notice of Redemption and ending on the date of notice of cancellation of such Redemption:

Cancellation Notice Received:	Cancellation Fee Payable:
Within one year of redemption notice	1% of par value of Stock subject to cancellation notice
At least one year & less than two years after redemption notice	2% of par value of Stock subject to cancellation notice
At least two years & less than three years after redemption notice	3% of par value of Stock subject to cancellation notice
At least three years & less than four years after redemption notice	4% of par value of Stock subject to cancellation notice
Four years or more after redemption notice	5% of par value of Stock subject to cancellation notice

A cancellation fee may be cancelled, waived, or suspended at the discretion of the Board of Directors. In addition, these cancellation fees may be adjusted by the Board of Directors, but they shall not be set at less than zero percent (0%) or at more than the levels set forth in the table above.

Subject to Sections 4.07(c), (d), and (e) below, and subject to the repayment of all outstanding indebtedness of the Member to the Bank (except in cases of Redemption of Excess Stock), after the expiration of the applicable notice period, the Bank, pursuant to the Applicable Law then in effect, shall redeem the Stock by depositing a cash payment equal to the stated par value of such Stock (including fractional shares, if applicable) into the Member's DID Account. Notwithstanding the foregoing, a request from a Member (the membership of which has not been terminated) to redeem shares of Stock shall automatically be cancelled within five business days from the end of the expiration of the applicable Redemption notice period if such Redemption would cause the Member to be out of compliance with its Minimum Investment Requirement. The automatic cancellation of a Member's Redemption request shall be treated as a voluntary cancellation and will be subject to the cancellation fee set forth in this Section.

(b) Repurchase.

(i) For all purposes under this Plan, at any time that a Member owns both Class
B-1 Stock and Class B-2 Stock and, whether by reason of a decrease in the Minimum Investment Requirement of such Member or otherwise, some of the Member's shares of Stock become Excess Stock, the Member's Class B-1 shares shall always be deemed to be Excess prior to any shares of Class B-2 being deemed to be Excess.

(ii) This Section 4.07(b)(ii) shall apply only to Members and those Former Members whose Membership terminated after the Effective Date. The repurchase of Excess Stock from Former Members whose membership terminated on or prior to the Effective Date will be governed by Section 9.01(b)(ii)(B).

Subject to Sections 4.07(c) and (d), the Bank in its sole discretion, upon not less than three (3) days' prior notice, may repurchase Excess Stock from time to time without regard to the five-year Redemption notice period. Excess Stock Repurchases may be initiated by the Bank pursuant to the Bank's Redemption and Repurchase Guidelines, as may be amended from time to time, or requested by a Member or Former Member, provided that Bank-initiated Repurchases shall be executed pro rata for all Excess Stock of all Members and Former Members. Whether initiated by the Bank or requested by a Member or Former Member, Excess Class B-1 Stock will be repurchased before its Excess Class B-2 Stock. The decision to repurchase Excess Stock will rest with the Bank and cannot be required by a Member or Former Member. While the C&D Order continues in effect, Repurchases of Excess Stock shall be governed by the terms and conditions of the C&D Order.

(iii) This Section 4.07(b)(iii) shall apply only to those shares of Excess Class B-1 Stock that also exceed a Member's or Former Member's Capital Stock Floor. Notwithstanding anything else to the contrary in this Plan, upon request by a Member or a Former Member whose Membership terminated after the Effective Date, the Bank will repurchase such Member's or Former Member's shares of Excess Class B-1 Stock that also exceed such Member's Capital Stock Floor under the following terms and conditions: (A) subsequent to such Repurchase, the Bank remains in compliance with its Minimum Regulatory Capital Requirements; and (B) the Repurchase of such shares will not cause the Bank to violate any provision of the Bank Act, including 12 U.S.C. § 1426(f).

(iv) If a Member has one or more Redemption requests outstanding at a time when the Bank chooses to repurchase Excess Stock, the Bank shall first repurchase all shares of Excess Class B-1 Stock, whether or not such shares are subject to a request for Redemption, but shall repurchase all Excess Class B-1 Stock that is subject to a Redemption request first. After all shares of Excess Class B-1 Stock have been repurchased, then the Bank shall then repurchase those shares of Excess Class B-2 Stock that are subject to a Redemption request first. To the extent that the Bank will be repurchasing any shares of Excess Stock that are subject to a request for Redemption, the Bank will repurchase those shares subject to a request that has been outstanding for the longest period of time and continuing in a like manner, to the extent necessary, until all Excess Stock of the Member has been repurchased or the Bank has repurchased all of the shares of the Member's Excess Stock that it determines, in its discretion, to repurchase. To the extent that the Bank repurchases shares of Stock that are subject to an existing request for Redemption, such Redemption notice will be deemed to have been reduced by an equal number of shares of Stock. To the extent that the Bank repurchases shares of Stock pursuant to this Section 4.07(b)(iv) that are not subject to any pending Redemption requests, such repurchased shares shall be deemed to be the most-recently-acquired shares of the specified subclass. A Repurchase of Stock pursuant to this section will not be subject to a cancellation fee.

(c) Limitation on Redemption and Repurchase. On or after the Effective Date, the Bank shall not redeem or repurchase any of its Stock if, following such Redemption or Repurchase, the Bank would not to be in compliance with any of its Minimum Regulatory Capital Requirements, if such Redemption or Repurchase is prohibited by Applicable Law, or if the Member would not be in compliance with its Minimum Investment Requirement.

(d) Capital Impairment; Capital Adequacy.

(i) The Bank shall not redeem or repurchase any Stock without the prior written approval of the Finance Agency if the Finance Agency or the Bank's Board of Directors has determined that the Bank has incurred or is likely to incur losses that result in or are likely to result in charges against the capital of the Bank (as that phrase is defined in Section 930.1 of the Regulations and which, pursuant to such Section 930.1, would not apply to a charge against the current earnings or retained earnings of the Bank). This prohibition shall apply even if the Bank is in compliance with its Minimum Regulatory Capital Requirements under this Plan, and shall remain in effect for as long as the Bank continues to incur such charges or until the Finance Agency determines that such charges are not expected to continue.

(ii) Upon the approval of the Board of Directors (or a committee thereof), the Bank may suspend Redemption of Stock if the Bank reasonably believes that continued redemption of Stock (A) would cause the Bank to fail to meet its Minimum Regulatory Capital Requirements, (B) would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its Minimum Regulatory Capital Requirements, or (C) would otherwise prevent the Bank from operating in a safe and sound manner. In any such case, the Bank will comply with the requirements of Section 931.8(b) of the Regulations.

(e) Pro Rata Allocation. If at any time more than one Member has outstanding one or more Redemption requests for which the respective notice periods have run, and if the Redemption by the Bank of all shares of Stock subject to such Redemption requests would cause the Bank to fail to be in compliance with Section 4.07(c) or (d), then the Bank shall fulfill such Redemption requests on a reduced, pro rata basis to the extent that the Bank is legally able to do so. Unfulfilled Redemption requests shall have priority in order of the earliest date of the applicable Redemption request over more recent Redemption requests and Repurchases.

(f) Redeemed and Repurchased Stock. All shares of Stock that are reacquired by the Bank pursuant to a Redemption or Repurchase shall be retired.

4.08    Transition Rules.

(a) Bank. The Bank expects to be in compliance with Sections 932.2 through 932.6 of the Regulations with respect to its Minimum Regulatory Capital Requirements thereunder on the Effective Date. However, if the Bank is not in compliance therewith on the Effective Date, the Bank shall take such steps as may be necessary to achieve such compliance as promptly as practicable.

(b) Members. Each Member shall be in compliance with its Minimum Investment Requirement on the Effective Date except as provided below.

(i) Any Member which was a Member of the Bank on November 12, 1999 and which is not in compliance with its Minimum Investment Requirement on the Effective Date shall not be required to complete its purchase of such Class B-2 Stock as is necessary for compliance until the Bank's next annual recalculation of Members' Membership Stock Requirements, which is done in the first quarter of each calendar year using such Member's regulatory financial report as of the preceding December 31.

(ii) Notwithstanding Section 4.08(b)(i) above, any Member seeking an Advance or other service from the Bank that is subject to an Activity Stock Requirement shall purchase Stock sufficient to comply with the Activity Stock Requirement for such Advance or service to the extent such purchase is otherwise required by Section 4.02(c).

V. BANK'S CAPITAL REQUIREMENTS

5.01    Capital Requirements - General. The Bank shall at all times maintain capital in such amounts as are at least equal to the requirements of Sections 932.2 through 932.6 of the Regulations and shall comply with all reporting requirements with respect thereto as are required by Section 932.7 of the Regulations. In determining the Bank's compliance with such capital requirements, the Bank will not include the Subordinated Debt.

5.02    Liquidity Requirements. The Bank shall comply with the minimum liquidity requirements of Section 932.8 of the Regulations.

VI. INDEPENDENT REVIEWS OF CAPITAL PLAN

6.01    Accounting Review.

The Bank has submitted this Plan to PricewaterhouseCoopers LLP for an independent review to obtain an opinion of that firm confirming, to the extent possible, that the implementation of the Plan will not result in any write-down of the Bank's redeemable Stock. A copy of that opinion will be provided to the Finance Agency prior to the Effective Date of this Plan.

6.02    NRSRO Review.

The Bank has submitted this Plan to Moody's Investors Service for an independent review to obtain an opinion of that firm confirming, to the extent possible, that the implementation of this Plan would not have a material adverse effect on the credit rating of the Bank. A copy of that opinion will be provided to the Finance Agency prior to the Effective Date of this Plan.

VII. WITHDRAWAL FROM OR TERMINATION OF MEMBERSHIP

7.01    Voluntary Withdrawal from Membership in the Bank.

(a) Notice of Withdrawal. A Member may withdraw from Membership in the Bank by providing the Bank with written notice of its intention to withdraw from Membership. Such a Member shall be entitled to continued access to Membership benefits until the withdrawal is effective; provided, however, that the Bank shall not be obligated to commit to provide services, including Advances, that would mature after the effective date of the withdrawal. A Member may cancel a notice of withdrawal prior to its effective date by providing the Bank with written notice of such cancellation and any such cancellation will result in the imposition of the fee set forth in Section 4.07(a) with respect to the Member's Stock.

(b) Notice to Finance Agency; Certification by Finance Agency. The Bank shall comply with the notification requirements of Section 1263.26(a)(2) of the Regulations. No Member may withdraw from Membership unless, on the date that the Membership is to terminate, there is in effect a certification from the Finance Agency that the withdrawal of the Member will not cause the Federal Home Loan Bank System to fail to satisfy its requirements under 12 U.S.C. § 1441b(f)(2)(c) to contribute toward the interest payments owed on obligations issued by the Resolution Funding Corporation.

(c) Effective Date of Withdrawal. The membership of an institution that has submitted a notice of withdrawal and has not otherwise cancelled such notice, shall terminate on the date that is five (5) years after the date that the Member's written notification of its intent to withdraw from Membership was received by the Bank.

(d) Disposition of Claims and Redemption Periods. The Bank shall determine an orderly manner for the disposition of Advances and other transactions with the withdrawing Member. The Redemption periods for the Stock of a withdrawing Member that is not already subject to a Redemption notice shall commence on the date of receipt by the Bank of the notice of withdrawal. If after having given the Bank a notice of withdrawal, a Member receives or acquires additional Stock, the Redemption period for such newly-acquired Stock shall commence automatically on the date of receipt or acquisition. If Advances or other credit products which are subject to an Activity Stock Requirement remain outstanding beyond the effective date of the termination of Membership, the Bank will not redeem Stock to the extent that the Former Member's Outstanding Stock would fall below the Activity Stock Requirement corresponding to such Advances and/or other credit products. Stock held by the Member shall not be deemed to be Excess Stock solely by virtue of the submission of its intent to withdraw from Membership or the termination of its Membership in any other manner. Upon the effective date of a Member's withdrawal from Membership, such a terminated Member shall not be deemed to be subject to the Membership Stock Requirement. On and after the effective date of a Member's withdrawal, the Bank may repurchase Stock held by the terminated Member in excess of the Activity Stock Requirement as of the effective date of withdrawal (which shall not be subject to any increases in the Activity Stock Requirement that may occur after the effective date of withdrawal) as the withdrawn Member's Activity Stock Requirement is reduced. The provisions of this Section are subject, in all cases, to the limitations on Redemption and Repurchase set forth in Sections 4.07(c), (d) and (e) of this Plan.

(e) Continuing Lien on Bank Stock. If a withdrawing Member has any outstanding obligations to the Bank that are not subject to a continuing Activity Stock Requirement pursuant to Section 4.02(c), or other claims of the Bank against the Member that have not been paid in full, extinguished, or otherwise settled, then upon the expiration of the Redemption period the Bank shall redeem the remaining Stock of that Member, but the Bank shall retain possession of the proceeds, retain its statutory lien on such proceeds, and shall be entitled to all of the benefits of its status as a secured creditor with respect to such proceeds until such time as the Bank has determined that such withdrawing Member's obligations to the Bank otherwise have been adequately provided for. The provisions of this Section are subject, in all cases, to the limitations on Redemption and Repurchase set forth in Sections 4.07(c), (d) and (e) of this Plan.

7.02    Involuntary Termination of Membership in the Bank.

(a) General. The Board of Directors of the Bank may terminate the membership of any institution that: (1) fails to comply with any requirement of the Bank Act, the Regulations, or any requirement of this Plan; (2) becomes insolvent or otherwise subject to the appointment of a conservator, receiver, or other legal custodian under federal or state law; or (3) would jeopardize the safety or soundness of the Bank if it were to remain a Member. The Bank will notify a Member in writing of any such involuntary termination of membership.

(b) Termination of Membership Rights. An institution whose Membership is terminated involuntarily under this Section shall cease being a Member as of the date on which the Board of Directors of the Bank acts to terminate the Membership, and the institution shall have no right to obtain any of the benefits of Membership after that date and will no longer have any voting rights other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Stock until the Stock is redeemed or repurchased by the Bank.

(c) Disposition of Claims and Redemption Periods. The disposition of Advances and other transactions with the Former Member and the Redemption of Outstanding Stock will be determined in accordance with the provisions of Section 7.06(b).

(d) Continuing Lien on Bank Stock. The Bank may have the right to retain the proceeds of the Redemption of Stock pursuant to the provisions of Section 7.06(c).

7.03    Merger or Consolidation of Members.

(a) Termination of Charter and Stock Redemption Periods. If a Member's Membership is terminated as a result of the Member's merger or consolidation into another Member, the Membership shall terminate upon the cancellation of the disappearing Member's charter. On that date, the Stock held by the disappearing Member will be transferred on the books of the Bank into the name of the surviving Member. The Redemption period for Stock previously held by the disappearing Member shall not be deemed to commence on the date on which the disappearing Member's charter is cancelled, but shall commence only upon (i) the Bank's receipt of a Redemption notice from the surviving Member; (ii) the Bank's receipt of the surviving Member's written notice of its intent to withdraw from Membership; (iii) the surviving Member's termination of Membership as a result of merger or consolidation into a member of another Federal Home Loan Bank or into a nonmember, (iv) the surviving Member's termination from Membership as a result of the relocation of its principal place of business, or (v) the involuntary termination of the surviving Member's Membership. Redemption periods applicable to any Redemption notices received by the Bank from the disappearing Member prior to the effective date of the cancellation of the disappearing Member's charter shall continue to run with respect to the surviving Member from the date such Redemption notice was received by the Bank subject to the provisions of Section 4.07.

(b) Stock Requirement of the Surviving Member. As of the effective date of the cancellation of the disappearing Member's charter, the surviving Member's Membership Stock Requirement shall be immediately increased by the amount of the disappearing Member's Membership Stock Requirement immediately prior to the cancellation of its charter. Future calculations of the surviving Member's Membership Stock Requirement shall be as determined in accordance with Section 4.02(f) provided that if the most recently available data from the surviving Member's regulatory financial reports do not include the assets of the disappearing Member, then the Membership Stock Requirement for the surviving Member will be calculated by adding together the most recently-available regulatory report data for the disappearing Member and for the surviving

Member. As of the effective date of the cancellation of the disappearing Member's charter, the surviving Member's Activity Stock Requirement will be calculated based on its current Advances and other credit products subject to an Activity Stock Requirement including those acquired from the disappearing Member.

7.04	Merger or Consolidation of a Member into a Member of another Federal Home Loan Bank or into a Nonmember.

(a) General; Termination of Membership Rights. If a Member's Membership is terminated as a result of the Member's merger or consolidation into a member of another Federal Home Loan Bank or a nonmember, the Membership shall terminate as of the date on which the Member's charter is cancelled. As of that date, the Stock held by the disappearing Member will be transferred on the books of the Bank into the name of the surviving institution. After that date the terminated Member (or its successor) shall have no right to obtain any of the benefits of Membership including access to any of the Bank's products or services and will no longer have any voting rights other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Stock until the Stock is redeemed or repurchased by the Bank.

(b) Disposition of Claims and Redemption Periods. The disposition of Advances and other transactions with the Former Member and the Redemption of Outstanding Stock will be determined in accordance with the provisions of Section 7.06(b).

(c) Acquiring Institution Applies for Bank Membership. If the institution into which the Member merges or is consolidated is eligible for Membership and intends to become a Member of the Bank, it must provide written notification to the Bank of its intention to apply for Membership within sixty (60) calendar days of the cancellation of the charter of the Member. Following the submission of this notification, the application must be submitted within sixty (60) calendar days. If the institution is approved for Membership, then it must purchase the appropriate amounts, if any, of the Stock to comply with its Minimum Investment Requirement. If the institution does not provide the required notification and application for Membership within the respective notification and application for Membership within the respective required time periods, or is disapproved for Membership, the provisions of Section 7.04(b) will apply with respect to the Redemption and Repurchase of Stock.

(d) Continuing Lien on Bank Stock. The Bank may have the right to retain the proceeds of the Redemption of Stock pursuant to the provisions of Section 7.06(c).

7.05    Relocation of Principal Place of Business.

(a) General; Termination of Membership Rights. If a Member's Membership is terminated as a result of the relocation of the Member's principal place of business, as defined in the Regulations, the Membership shall terminate on the date on which the transfer of Membership under the Regulations becomes effective. After that date the terminated Member shall have no right to obtain any of the benefits of Membership including access to any of the Bank's products or services and will no longer have any voting rights other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Stock until the Stock is redeemed or repurchased by the Bank.

(b) Disposition of Claims and Redemption Periods. The disposition of Advances and other transactions with the Former Member and the Redemption of Outstanding Stock will be determined in accordance with the provisions of Section 7.06(b).

(c) Continuing Lien on Bank Stock. The Bank may have the right to retain the proceeds of the Redemption of Stock pursuant to the provisions of Section 7.06(c).

7.06	Certain Provisions Applicable to Members Terminated Involuntarily or as a Result of Consolidation and Merger or Relocation.

(a) Membership Requirement of Involuntarily Terminated Member. Notwithstanding any other provision of this Plan, in the event that (a) a receiver or conservator has been appointed for a Member, and (b) the Bank has terminated the Member's Membership, then that Member's Membership Stock Requirement shall be zero.

(b) Disposition of Claims and Stock Redemption Periods. The Bank shall determine an orderly manner for the disposition of Advances and other transactions with a Member whose Membership has been terminated pursuant to Section 7.02, 7.04, or 7.05. The applicable five-year Redemption period for all of the Class B Stock owned by a Member as of the date its Membership is terminated that is not already subject to a pending request for Redemption shall commence on the date that the institution's Membership terminates or its charter is cancelled, as the case may be. The Redemption period for Stock that is received or acquired by a Member after the date of termination of its Membership shall commence on the date of such acquisition or receipt. If Advances or other credit products that are subject to an Activity Stock Requirement remain outstanding beyond the effective date of termination of Membership, the Bank will not redeem Stock to the extent that the Member's Outstanding Stock will fall below the Activity Stock Requirement corresponding to such Advances or other credit products. Stock held by the Member as of the effective date of its termination shall not be deemed automatically to be Excess Stock solely by virtue of the termination of the Member's Membership. On and after the effective date of termination, any Stock that is not required to meet the Former Member's Minimum Investment Requirement (including the Membership Stock Requirement) as of the effective date of its termination (including any Stock that has not otherwise been redeemed by the Bank upon the expiration of the applicable Redemption period) (which Minimum Investment Requirement shall not be subject to any increases in the Membership Stock Requirement or the Activity Stock Requirement that may occur after the effective date of termination), shall be Excess Stock that shall be subject to Repurchase by the Bank; provided that, effective upon the expiration of the Redemption period that commences on the date that the Former Member's Membership is terminated, such Former Member's Membership Stock Requirement shall be deemed to be zero. The provisions of this Section are subject, in all cases, to the limitations on Redemption set forth in Sections 4.07(c), (d) and (e) of this Plan.

(c) Continuing Lien on Stock Proceeds in Certain Circumstances. If an institution whose Membership is terminated pursuant to Section 7.02, 7.04, or 7.05 has any outstanding obligations to the Bank that are not subject to a continuing Membership Stock Requirement, an Activity Stock Requirement, or other claims of the Bank against the Member that have not been paid in full, extinguished, or otherwise settled, then upon the expiration of the applicable Redemption periods, the Bank shall redeem the remaining Stock of such Former Member, but the Bank shall retain possession of the proceeds, retain its statutory lien on such proceeds, and shall be entitled to all of the benefits of its status as a secured creditor with respect to such proceeds until such time as the Bank has determined that such terminated Member's obligations to the Bank otherwise have been adequately provided for. The provisions of this Section are subject, in all cases, to the limitations on Redemption set forth in Sections 4.07(c), (d) and (e) of this Plan.

VIII. VOTING RULES

8.01    Voting Pursuant to Part 1261 of the Regulations.

(a) Members Which May Vote. Members shall be entitled to vote for directors of the Bank in accordance with Part 1261 of the Regulations. For purposes of Sections 8.01 and 8.02 only, the term “Member” used therein shall not include Members whose membership has been involuntarily terminated pursuant to Section 7.02, but shall include other Former Members to the extent permitted to vote pursuant to Part 1261 of the Regulations.

(b) Share Voting Determinations. For purposes of applying Part 1261 of the Regulations, a Member's Stock that is "required to be held" shall consist of Stock used to satisfy the Member's Minimum Investment Requirement and any other Stock held by a Member shall be Excess Stock.

8.02    Voting Rights.

(a) Class B Stock. Members shall be entitled to vote their Class B shares, as calculated pursuant to Part 1261 of the Regulations, for as many directorships as may be subject to election in any election being held for directorships in such Member's state or in the Seventh District of the Federal Home Loan Bank System.

(b) Calculations. For purposes of Section 1261.6 of the Regulations, the determination of the “average number of shares of Stock required to be held by all of the Members in its voting state as of the record date” shall be determined by the Bank, including, in the numerator of the ratio the total number of shares of such Stock required to be held by the Members in the state in question and including, in the denominator of the ratio, the total number of Members in the state.

IX. EFFECTIVE DATE

9.01    Effective Date of Plan.

(a) General. This Plan shall be implemented on a date determined and announced by the Board of Directors, which shall occur not more than six (6) months after receipt of final written approval by the Finance Agency of this Plan. Such implementation shall occur by means of the exchange of shares described in Section 4.01(a) and shall thereupon become effective (the “Effective Date”). The Effective Date shall be conditioned upon the occurrence of the following: not less than forty-five (45) and not more than sixty (60) days prior to the Opt-out Date (as defined below), the Bank shall have transmitted or sent to Members and Former Members in writing (which may be by electronic mail) (i) notice of the Finance Agency approval of this Plan and the Effective Date and (ii) the disclosures required by Section 933.5 of the Regulations. Notwithstanding anything to the contrary in the preceding sentences of this Section 9.01(a), the Bank may suspend implementation of the Plan if in the Bank's good faith judgment the impact of Member withdrawals pursuant to Section 9.01(b)(i) would adversely affect the Bank's ability to successfully implement the Plan. In that circumstance, any outstanding notice of withdrawal given by a Member pursuant to Section 9.01(b)(i) (other than those notices of withdrawal that were given to the Bank prior to the Bank's notice to Members described above) shall be deemed to be cancelled unless the Member confirms in writing within 20 days of the announcement of the suspension that it still wishes to withdraw. If the member confirms its intent to withdraw, the six-month waiting period for withdrawal will run from the date that the original notice of intent to withdraw was received by the Finance Agency and the Bank. Any redemption of Pre-Conversion Stock upon termination of the six-month waiting period will be subject to all restrictions under Applicable Law, including any applicable restrictions imposed by the C&D Order.

(b) Members Submitting Withdrawal Notices Prior to Effective Date; Former Members.

(i) Each Member shall have the right to elect to withdraw from Membership in the Bank prior to the implementation of this Plan by providing written notice to the Finance Agency and the Bank of its intent to withdraw. Such notice must be delivered to the Finance Agency and the Bank not later than the business day (the “Opt-out Date”) that is 30 calendar days prior to the Effective Date; provided that any Member which has previously notified the Bank that it was withdrawing from Membership in the Bank but for which the six-month waiting period for termination of its Membership will not have expired as of the Effective Date (including any Member which submitted a notice of withdrawal prior to the Bank's notice to Members described in Section 9.01(a)) shall be deemed to have submitted a timely notice of its intent to withdraw from Membership pursuant to this Section 9.01(b)(i). Any Member which has submitted a timely notice of withdrawal pursuant to this Section 9.01(b)(i) shall have its Membership terminated as of the Effective Date and its Pre-Conversion Stock redeemed at par value on the Effective Date, subject, however, to the provisions of Section 9.01(b)(ii).

(ii) (A) Under the terms of the C&D Order, the Bank is prohibited from redeeming any Stock or Pre-Conversion Stock, including any Pre-Conversion Stock of a Member that would otherwise be redeemed pursuant to Section 9.01(b)(i), or any Pre-Conversion Stock otherwise held by a Former Member as of the Effective Date, unless the Finance Agency approves a written request from the Bank to allow the Redemption. If Finance Agency approval for the Redemption of any Pre-Conversion Stock is not received prior to the Effective Date, such Pre-Conversion Stock will be subject to the Stock exchange provisions of Section 4.01(a). The institution holding such Stock will also be subject to all other provisions of this Plan, including without limitation, Sections 4.02 and, as relevant, Section 7.01 or Section 7.06. However, a Former Member, on and after the Effective Date, shall not be subject to a Membership Stock Requirement, nor to any increases in the Activity Stock Requirement that may occur after the Effective Date. The five-year Stock Redemption period for Stock held on the Effective Date upon the exchange of Pre-Conversion Stock pursuant to Section 4.01(a) determined under Section 7.01(c) or 7.06(b) shall, as applicable, commence on the date that that is the later of when the Former Member's written notice of withdrawal is received by the Finance Agency and the Bank, or in a circumstance not involving a voluntary withdrawal, the date on which the Former Member's membership terminated with respect to shares of Pre-Conversion Stock held as of such date. With respect to shares of Pre-Conversion Stock received or acquired after such date the five-year Stock Redemption period shall commence on the date of such receipt or acquisition.

(B) Only those institutions that are Former Members as of the Effective Date, including those Members which terminated their Membership by opting out pursuant to paragraph (b)(i) above, will be subject to the special repurchase provisions of this subsection (B). At such time following the Effective Date that the Bank determines in its sole discretion that it will repurchase Excess Stock of Former Members, the Bank will repurchase such Excess Stock in the following order of priority: (1) first, Excess Stock owned by Former Members which had completed their voluntary membership terminations (which shall not include terminations resulting from a merger or consolidation with a non-Member of the Bank or from a change of principal place of business, or as a result of an involuntary termination of Membership) prior to the Opt-out Date, in order of the effective date of such Former Members' membership terminations, beginning with the earliest first; (2) next, Excess Stock owned by such other Former Members (whether as a result of opting out of membership pursuant to paragraph (b)(i) above, pursuant to a membership termination resulting from a merger or consolidation with a non-Member of the Bank or from a change of principal place of business, or as a result of an involuntary termination of Membership) only if such Former Members do not have any Advances outstanding at the time of repurchase, in order of the effective date of such Former Members' membership terminations, beginning with the earliest first; and (3) finally, Excess Stock of any other Former Members, in order of the effective date of such Former Members' membership terminations, beginning with the earliest first.

All repurchases under this subsection (B) shall be subject to all limitations on repurchases set forth in Sections 4.07(c) and (d).

(iii) The Stock of a Member that notifies the Finance Agency and the Bank after the Opt-out Date but before the Effective Date of its intention to withdraw nevertheless will be subject to the Stock exchange provisions of Section 4.01(a). Such a withdrawing Member also will be subject to all other provisions of this Plan including, without limitation, Sections 4.02 and 7.01. The effective date of withdrawal for such Member shall be established in accordance with Section 7.01; provided, however, that the five-year Stock Redemption period for Stock held on the Effective Date upon the exchange of Pre-Conversion Stock pursuant to Section 4.01(a) determined under Section 7.01(d) shall commence on the date the Member first submitted its written notice of withdrawal to the Finance Agency and the Bank with respect to shares of Pre-Conversion Stock held as of such date. With respect to shares of Pre-Conversion Stock received or acquired after such date the Stock Redemption period shall commence on the date of receipt or acquisition. A Member may cancel a notice of withdrawal prior to its effective date by providing the Bank with written notice of such cancellation. Any such cancellation that occurs after the Effective Date shall be subject to the rules regarding cancellation fees provided in Section 4.07(a).

X. DETERMINATION OF EFFECTIVENESS

10.01    Good Faith Determination of Plan Effectiveness.

The management of the Bank has made a good faith determination that the Bank will be able to implement this Plan and that the Bank will be in compliance with its Minimum Regulatory Capital Requirements following implementation of the Plan.

XI. AMENDMENT OF PLAN

11.01    Requirements for Amendment.
Upon a simple majority vote of the Board of Directors at a duly called meeting, any proposed amendment to this Plan may be submitted to the Finance Agency for approval. The effective date(s) for any proposed changes shall be set forth in the proposed amendment submitted to the Finance Agency. Pursuant to the Capital Rule, any amendment to this Plan must be approved by the Finance Agency prior to its implementation. It shall not require an amendment of this Plan for the Board of Directors to (a) suspend or eliminate the availability of Class B-1 Stock pursuant to Section 3.02(c), (b) modify any Stock investment requirement level within the ranges specified in Section 4.02, or (c) cancel, waive, or suspend any Redemption cancellation fee, or modify any Redemption cancellation fee within the ranges specified in Section 4.07(a).

11.02    Member Notification.

The Bank will notify its Members and Former Members in writing at least 30 days prior to the effective date of any amendment to the Plan that will be implemented.

11.03    Successor Statutes and Regulations.

Any reference in this Plan to a statute or regulation shall be deemed to also refer to any statutes or regulations succeeding thereto.

XII. SPECIAL PROVISIONS REGARDING RESTRICTED
RETAINED EARNINGS ACCOUNT

12.01    Implementation of and Definitions Specific to Restricted Retained Earnings Account.

(a) Implementation. The provisions of Sections 12.01 through 12.04 shall become effective upon, and only upon, the occurrence of the Interim Plan Amendment Implementation Date. Until the Restriction Termination Date, in the event of any conflict between Sections 12.01 through 12.04 and the remainder of this Plan, the applicable terms of Sections 12.01 through 12.04 shall govern, and shall be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Plan.

(b) Definitions applicable to Sections 12.01 through 12.04 of this Plan. As used in these Sections 12.01 through 12.04, the following capitalized terms shall have the following meanings. Other capitalized terms used but not defined in these Section 12.01 through 12.04 shall have the meanings set forth in Article II of this Plan.

“Act” means the Federal Home Loan Bank Act, as amended, as of the Effective Date.

“Adjustment to Prior Net Income” means either an increase, or a decrease, to a prior calendar quarter's Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.

“Agreement” means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Effective Date and amended on the date on which the FHFA has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

“Allocation Termination Date” means the date the Bank's obligation to make allocations to the Restricted Retained Earnings account is terminated permanently pursuant to Section 12.04 of this Plan. That date is determined pursuant to Section 12.04 of this Plan.

“Automatic Termination Event” means (i) a change in the Act, or another applicable statute, occurring subsequent to the Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Effective Date, that will result in a higher mandatory allocation of an FHLBank's Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank's capital plan as in effect immediately prior to the Automatic Termination Event.

“Automatic Termination Event Declaration Date” means the date specified in Section 12.04(a)(i) or 12.04(a)(ii) of this Plan.

“Bank's Total Consolidated Obligations” means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the Bank's portion of outstanding System Consolidated Obligations for which it is the primary obligor.

“Declaration of Automatic Termination” means a signed statement, executed by officers authorized to sign on behalf of each FHLBanks that is a signatory to the statement, in which at least 2/3 of the then-existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.

“Dividend” means a distribution of cash, other property, or stock to a Stockholder with respect to its holdings of capital stock.

“Dividend Restriction Period” means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the Bank's Restricted Retained Earnings is less than the amount of the Bank's RREM. If the amount of the Bank's Restricted Retained Earnings is at least equal to the amount of the Bank's RREM, and subsequently the Bank's Restricted Retained Earnings becomes less than its RREM, the Bank shall be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).

“Effective Date” means February 28, 2011.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“FHFA” means the Federal Housing Finance Agency, or any successor thereto.

“FHLBank” means a Federal Home Loan Bank chartered under the Act.

“Interim Capital Plan Amendment Implementation Date” means 31 days after the date by which the FHFA has approved a capital plan amendment substantially the same as the Retained Earnings Plan Provisions for all of the FHLBanks that have issued capital stock pursuant to a Plan as of the Effective Date.

“Net Loss” means that the Quarterly Net Income of the Bank is negative, or that the annual net income of the Bank calculated on the same basis is negative.

“Quarterly Net Income” means the amount of net income of an FHLBank for a calendar quarter calculated in accordance with GAAP, after deducting the FHLBank's required contributions for that quarter to the Affordable Housing Program under Section 10(j) of the Act, as reported in the FHLBank's quarterly and annual financial statements filed with the Securities and Exchange Commission.

“REFCORP Termination Date” means the last day of the calendar quarter in which the FHLBanks' final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and Section 21B(f) of the Act.

“Regular Contribution Amount” means the result of (i) 20% of Quarterly Net Income; plus (ii) 20% of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20% of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.

“Regulations” mean: (i) the rules and regulations of the Federal Housing Finance Board (except to the extent that they may be modified, terminated, set aside or superseded by the Director of the FHFA) in effect on the Effective Date; and (ii) the rules and regulations of the FHFA, as amended from time to time.

“Restricted Retained Earnings” means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the Bank's Retained Earnings account restricted pursuant to the Retained Earnings Plan Provisions, and does not include amounts retained in: (i) any accounts currently in existence at the Bank on the Effective Date; or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Plan Provisions.

“Restricted Retained Earnings Minimum” (“RREM”) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the Bank's Total Consolidated Obligations.

“Restriction Termination Date” means the date the restriction on the Bank paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to Section 12.04 of this Plan.

“Retained Earnings” means the retained earnings of an FHLBank calculated pursuant to GAAP.

“Retained Earnings Plan Provisions” means Sections 12.01 through 12.04 of the Plan, which have been adopted effective as of the Interim Capital Plan Amendment Implementation Date.

“Special Contribution Amount” means the result of: (i) 50% of Quarterly Net Income; plus (ii) 50% of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50% of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.

“Stockholder” means: (i) an institution that has been approved for membership in the Bank, and has purchased capital stock in accordance with the Regulations; (ii) a former member of the Bank that continues to own capital stock; or (iii) a successor to an entity that was a member of the Bank that continues to own capital stock.

“System Consolidated Obligation” means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, as amended, or any bond or note previously issued by the Federal Housing Finance Board on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act, that is a joint and several liability of all the FHLBanks.

“Total Capital” means Retained Earnings, the amount paid-in for capital stock, the amount of any general allowance for losses, and the amount of other instruments that the FHFA has determined to be available to absorb losses incurred by the Bank.

12.02. Establishment of Restricted Retained Earnings.

(a) Segregation of Account. No later than the REFCORP Termination Date, the Bank shall establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the Bank's Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Plan Provisions.

(b) Funding of Account.

(i) Date on which Allocation Begins. The Bank shall allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Contribution Amount beginning on the REFCORP Termination Date. The Bank shall allocate amounts to the Restricted Retained Earnings account only through contributions from its Quarterly Net Income or positive Adjustment to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Plan Provisions shall prevent the Bank from allocating a greater percentage of its Quarterly Net Income or Adjustments to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earnings Plan Provisions.

(ii) Ongoing Allocation. During any Dividend Restriction Period that occurs before the Allocation Termination Date, the Bank shall continue to allocate its Regular Contribution Amount (or when and if required under subsection 12.02(b)(iv) below, its Special Contribution Amount) to its Restricted Retained Earnings account.

(iii) Treatment of Quarterly Net Losses and Annual Net Losses. In the event the Bank sustains a Net Loss for a calendar quarter, the following shall apply: (A) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the Bank may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20% of the amount of such cumulative calendar year-to-date net income; (B) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (1) the Bank may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings at the end of such quarter is zero, and (2) the Bank shall apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (C) for any subsequent calendar quarter in the same calendar year, the Bank may decrease the amount of its quarterly allocation to its Restricted Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20% of the amount of such cumulative calendar year-to-date net income.

In the event the Bank sustains a Net Loss for a calendar year, any such Net Loss first shall be applied to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar year to may be applied reduce Restricted Retained Earnings.

(iv) Funding at the Special Contribution Amount. If during a Dividend Restriction Period, the amount of the Bank's Restricted Retained Earnings decreases in any calendar quarter, except as provided in subsections 12.02(b)(iii)(A) and 12.02(b)(iii)(B)(1) above, the Bank shall allocate the Special Contribution Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this subsection). Thereafter, the Bank shall continue to allocate the Special Contribution Amount to its Restricted Retained Earnings account until the cumulative difference between: (A) the allocations made using the Special Contribution Amount; and (B) the allocations that would have been made if the Regular Contribution Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of subsection

12.02(b)(iii)(B)(2). If at any calendar quarter-end the allocation of the Special Contribution Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (C) the Bank may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that shall exactly restore the amount of the prior decrease, plus the amount of the Regular Contribution Amount for that quarter; and (D) the Bank in subsequent quarters shall revert to paying at least the Regular Contribution Amount.

(v) Release of Restricted Retained Earnings. If the Bank's RREM decreases from time to time due to fluctuations in the Bank's Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the Bank from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Plan Provisions, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the Bank may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 12.02(b)(iii) is not a reallocation).

(vi) No Effect on Rights of Shareholders as Owners of Retained Earnings. In the event of the liquidation of the Bank, or a taking of the Bank's Retained Earnings by any future federal action, nothing in the Retained Earnings Plan Provisions shall change the rights of the holders of the Bank's Class B stock that confer ownership of Retained Earnings, including Restricted Retained Earnings, as granted under Section 6(h) of the Act.

12.03. Limitation on Dividends; Stock Repurchase and Stock Redemption.

(a) General Rule on Dividends. From the REFCORP Termination Date through the Restriction Termination Date, the Bank may not pay Dividends, or otherwise reallocate funds (except as expressly provided in 12.02(b)(v), and further provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to Section 12.02(b)(iii) is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the Bank may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.

(b) Limitations on Repurchase and Redemption. From the REFCORP Termination Date through the Restriction Termination Date, the Bank shall not engage in a Repurchase or Redemption transaction if following such transaction the Bank's Total Capital as reported to the FHFA falls below the Bank's aggregate paid-in amount of capital stock.

12.04. Termination of Retained Earnings Plan Provisions Obligations.

(a) Notice of Automatic Termination Event.

(i) Action by FHLBanks. If the Bank desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the Bank shall provide prompt written notice to all of the other FHLBanks

(and provide a copy to the FHFA) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, 'prompt written notice' means notice delivered no later than 90 calendar days subsequent to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least 2/3 of the then existing FHLBanks (including the Bank) execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic Termination shall be delivered by the Bank to the FHFA within 10 calendar days of the date that the Declaration of Automatic Termination is executed. After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the FHFA, or is delivered to the FHFA by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date shall be deemed to occur (except as provided in subsection 12.04(a)(iii).

If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required 2/3 of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the Bank may request a determination from the FHFA that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the FHFA within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.

(ii) Action by FHFA. The Bank may request a determination from the FHFA that a specific statutory or regulatory change constitutes an Automatic Termination Event, and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the Bank has complied with the time limitations and procedures of subsection 12.04(a)(i).

If within 60 calendar days after the Bank delivers such a request to the FHFA or another FHLBank delivers such a request pursuant to its capital plan, the FHFA provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the expiration of such 60 calendar day period (except as provided in subsection 12.04(a)(iii). The date of the Automatic termination Event Declaration Date shall be as of the expiration of such 60-day calendar period (except as provided in subsection 12.04(a)(iii)) no matter on which day prior to the expiration of the 60-day calendar period the FHFA has provided its written determination.

If the FHFA fails to make a determination within 60 calendar days after an FHLBank delivers such request to the FHFA, then an Automatic Termination Event Declaration

Date shall be deemed to occur as of the date of the expiration of such 60 calendar day period (except as provided in subsection 12.04(a)(iii); provided, however, that the FHFA may make a written request for information from the requesting FHLBank, and toll such 60 calendar day period from the date that the FHFA transmits its request until that FHLBank delivers to the FHFA information responsive to its request.

If within 60 calendar days after an FHLBank delivers to the FHFA a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the FHFA provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event shall not have occurred with respect to such change.

(iii) Proviso as to Occurrence of Automatic Termination Event Declaration Date. In no case under this subsection 12.04(a) may an Automatic Termination Event Declaration Date be deemed to occur prior to: (A) the date the specific statutory change takes effect; or (B) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

(iv) Notice of Voluntary Termination. If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the FHFA that the FHLBanks have voted to terminate the Agreement.

(c) Consequences of an Automatic Termination Event or Vote to Terminate the Agreement.

(i) Consequences of Voluntary Termination. In the event the FHLBanks deliver written notice to the FHFA that the FHLBanks have voted to terminate the Agreement, then without any further action by the Bank or the FHFA: (A) the date of delivery of such notice shall be an Allocation Termination Date; and (B) the date that is one year from the date of delivery of such notice shall be a Restriction Termination Date.

(ii) Consequences of an Automatic Termination Event Declaration Date. If an Automatic Termination Event Declaration Date has occurred, then without further action by the Bank or the FHFA: (i) the date of the Automatic Termination Event Declaration Date shall be an Allocation Termination Date; and (ii) one year from the date of the Automatic Termination Event Declaration Date shall be a Restriction Termination Date.

(iii) Deletion of Operative Provisions of Retained Earnings Plan Provisions. Without any further action by the Bank or the FHFA, on the Restriction Termination Date, sections 12.01 through 12.04 of this Plan shall be deleted.

THE FOREGOING CAPITAL PLAN OF
THE FEDERAL HOME LOAN BANK OF
CHICAGO IS HEREBY APPROVED BY THE
BANK'S BOARD OF DIRECTORS'
EXECUTIVE & GOVERNANCE COMMITTEE
THIS 20TH DAY OF SEPTEMBER, 2011.

/s/ Peter E. Gutzmer
Peter E. Gutzmer
Its Corporate Secretary